EXHIBIT 10.1



                  AMENDED AND RESTATED
                   EMPLOYMENT AGREEMENT


     AGREEMENT between Crompton & Knowles Corporation, a
Massachusetts corporation (the "Corporation"), and Vincent A.
Calarco (the "Executive"), dated this 31st day of May, 1999.

     WHEREAS, the Corporation and the Executive are parties to an employment agreement dated March 5, 1985, as amended on April 7, 1986, and further amended on February 22, 1988, and the Corporation and the Executive wish to amend and restate such employment agreement, and

     WHEREAS, the Corporation, on behalf of itself and its shareholders, wishes to employ the Executive, and the Executive is willing to serve in the employ of the Corporation, on the terms and conditions provided below;

     IT IS, THEREFORE, AGREED:

     1. Employment Period. The Corporation hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Corporation, for the Employment Period. Unless sooner terminated pursuant to Section 4, the Employment Period shall be the period beginning on the date hereof (the "Effective Date") and ending on the third anniversary of the Effective Date; provided, however, that beginning on the date two years after the date hereof, and on each annual anniversary of such date (each such date being referred to as a "Renewal Date"), the Employment Period shall be automatically extended so as to terminate on the earlier of (x) three years from such Renewal Date or (y) the first day of the month coinciding with or next following the Executive's normal retirement date under the Individual Account Retirement Plan or any successor retirement plan ("Normal Retirement Date"), unless at least 60 days prior to the Renewal Date the Corporation shall give notice that the Employment Period shall not be so extended. The period from the Effective Date until the earlier of (i) the Date of Termination (as defined in Section 4(e)) or (ii) the end of the period described in the preceding sentence is hereinafter referred to as the "Employment Period."

     2. Position and Duties. (a) During the Employment Period, the Executive shall serve as the Corporation's President and Chief Executive Officer. In that capacity the Executive shall be a member of the Corporation's Board of Directors (the "Board"), the Board's Executive Committee, and such other committees of the Board as the Board may from time to time designate. The Executive agrees to accept such employment and to perform the responsibilities of the offices to which he is appointed in accordance with the Bylaws of the Corporation.

          (b) Excluding periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Corporation and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use reasonable best efforts to perform faithfully and efficiently such responsibilities. The Executive may (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions and (iii) manage personal investments, so, long as such activities do not significantly interfere with the performance of the Executive's responsibilities. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, such prior conduct of activities, and any subsequent conduct of activities similar in nature and scope shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Corporation.

     3. Compensation. (a) Base Salary. During the Employment Period, the Executive shall receive a base salary ("Base Salary") at an annual rate of no less than $750,000. During the Employment Period, the Base Salary shall be reviewed at least annually and shall be increased at any time and from time to time to reflect increases in the cost of living and such other increases as shall be consistent with increases in base salary awarded in the ordinary course of business to other key executives. Any increase in the Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The Base Salary shall not be reduced after any such increase.

     (b)     Annual Bonus.  During the Employment Period, the
Executive shall be eligible to receive an annual cash bonus, with a target bonus equal to 100% of his Base Salary.

     (c) Incentive, Savings and Retirement Plans. The Executive shall be entitled to participate during the Employment Period in all savings and retirement plans and programs through the qualified plans of the Corporation or through nonqualified substitutes in which the Executive has agreed to participate in lieu of the qualified plans, and all short and long-term incentive plans and programs applicable to other key executives or similar plans approved by the Board of Directors for the Executive, but in no event shall such plans and programs, in the aggregate, provide the Executive with compensation, benefits and reward opportunities less favorable than those provided by the Corporation and its affiliated companies for the Executive under such plans and programs as in effect at any time during the 90-day period immediately preceding the Effective Date.

     (d) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under each welfare benefit plan of the Corporation, including, without limitation, all medical, dental, disability, life, group life, accidental death and travel accident insurance plans and programs of the Corporation and its affiliated companies, as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter with respect to other key executives. Without limiting the generality of the foregoing, the Corporation agrees to provide life insurance coverage on the Executive, payable to a beneficiary or beneficiaries of his designation, in an amount not less than $500,000, $100,000 of which will be group term life insurance paid for by the Corporation and the balance to be whole life insurance for which the Corporation will loan the annual premium payment to the Executive under the terms of the program provided to other key executives of the Corporation.

     (e) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the policies and procedures of the Corporation as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter with respect to other key executives.

     (f) Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits, including without limitation the use of an automobile, driver and payment of related expenses, and club memberships, in accordance with the policies of the Corporation as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter with respect to other key executives.

     (g) Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to secretarial and other assistance, at least equal to those provided to the Executive at any time during the 90-day period immediately preceding the Effective Date or, it more favorable to the Executive, as provided at any time thereafter with respect to other key executives.

     (h)     Vacation.  During the Employment Period, the
Executive shall be entitled to paid vacation in accordance with the policies of the Corporation as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter with respect to other key executives.

     4. Termination. (a) Death or Disability. This Agreement shall terminate automatically upon the Executive's death. The Corporation may terminate this Agreement, after having established the Executive's Disability (pursuant to the definition of "Disability" set forth below), by giving to the Executive written notice of its intention to terminate the Executive's employment. In such a case, the Executive's employment with the Corporation shall terminate effective on the 90th day after receipt of such notice (the "Disability Effective Date"), unless the Executive has previously returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" means physical or mental disability which, after the expiration of more than 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Corporation or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement to acceptability not to be unreasonably withheld).

     (b) Cause. The Corporation may terminate the Executive's employment for "Cause." For purposes of this Agreement, "Cause" means (i) the Executive's willful and continued failure to substantially perform assigned duties with the Corporation (other than any such failure resulting from incapacity due to physical or mental illness or any such actual or anticipated failure resulting from termination for Good Reason), after a demand for substantial performance is delivered to the Executive by the Board, specifically identifying the manner in which the Board believes that the duties have not been substantially performed; or (ii) the Executive's willful conduct which is demonstratably and materially injurious to the Company. For purposes of this paragraph (b), no act, or failure to act, shall be considered "willful" unless done, or omitted to be done, not in good faith and without reasonable belief that such action or omission was in the best interest of the Corporation.

     (c) Good Reason. The Executive's employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" means

          (i) (A) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2 of this Agreement or (B) any other action by the Corporation which results in a diminishment in such position, authority, duties or responsibilities, other than an insubstantial and inadvertent action which is remedied by the Corporation promptly after receipt of notice thereof given by the Executive;

          (ii) any failure by the Corporation to comply with any of the provisions of Section 3 of this Agreement, other than an insubstantial and inadvertent failure which is remedied by the Corporation promptly after receipt of notice thereof given by the Executive;

          (iii) the Corporation's requiring the Executive to be based at any office or location other than that at which the Executive is based at the Effective Date, except for travel reasonably required in the performance of the Executive's responsibilities and substantially consistent with business travel obligations of the Executive as of the Effective Date and except for the relocation of the Executive at the Company's headquarters in Middlebury, Connecticut;

          (iv) any purported termination by the Corporation of the Executive's employment otherwise than as permitted by this Agreement, it being understood that any such purported termination shall not be effective for any purpose of this Agreement other than establishing the Date of Termination pursuant to paragraph (e) below; or


          (v) any failure by the Corporation to comply with and satisfy Section 10(b) of this Agreement.


     (d) Notice of Termination. Any termination by the Corporation for Cause or by the Executive for Good Reason shall be effected by Notice of Termination to the other party hereto given in accordance with Section 11(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 15 days after the giving of such notice). In the case of termination for Cause, the Notice of Termination shall not be effective unless it takes the form of a copy of a resolution duly adopted in good faith by the affirmative vote of the entire membership of the Board at a meeting of the Board called and held for the purpose, after reasonable notice and an opportunity for the Executive, together with counsel, to be heard before the Board, which resolution shall state that the Executive has given "Cause" within the meaning set forth above in clause (i) or (ii) of the second sentence of paragraph (b) above, and specifying the particulars thereof in detail.

     (e) Date of Termination. "Date of Termination" means the date of the Executive's Death, the Disability Effective Date, or the date of receipt of an effective Notice of Termination or any later date specified therein, as the case may be. If the Executive's employment is terminated by the Corporation in breach of this Agreement, the Date of Termination shall be the date on which the Corporation notifies the Executive of such termination.


     5. Obligations of the Corporation upon Termination. (a) Death. If the Executive's employment is terminated by reason of the Executive's death, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement other than those obligations accrued hereunder at the date of the Executive's death. Anything in this Agreement to the contrary notwithstanding, the Executive's family shall be entitled to receive benefits at least equal to those provided by the Corporation to surviving families of executives of the Corporation under such plans, programs and policies relating to family death benefits, if any, as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive's family, as in effect at any time thereafter with respect to other key executives and their families, including, without limitation, the Medical Benefits (as defined below).

     (b) Disability. If the Executive's employment is terminated by reason of the Executive's Disability, the Executive shall be entitled after the Disability Effective Date to receive disability and other benefits at least equal to those provided by the Corporation to disabled employees and/or their families in accordance with such plans, programs and policies relating to disability, if any, as in effect during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive's family, as in effect at any time thereafter with respect to other key executives and their families, including, without limitation, the Medical Benefits (as defined below).

     (c) Cause. If the Executive's employment shall be terminated for Cause, the Corporation shall pay the Executive his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and shall have no further obligations to the Executive under this Agreement.

     (d)     Good Reason; Other Than for Cause or Disability.
If, during the Employment Period, the Corporation shall terminate the Executive's employment other than for Cause, Disability, or death, or the employment of the Executive shall be terminated by the Executive for Good Reason:

          (i) The Corporation shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

               (A) if not theretofore paid, the Executive's Base
Salary through the Date of Termination at the rate in effect on the Date of Termination or, if higher, at the highest rate in effect at any time within the 90-day period preceding the Effective Date; and


               (B) the greater of (i) a lump sum equal to the amount of any incentive compensation which has been allocated for the calendar year in which the Date of Termination occurs or (ii) the product of (x) the total incentive compensation paid to the Executive for the last full fiscal year ending during the Employment Period and (y) the fraction obtained by dividing (i) the number of days between the last day of the last full fiscal year ending during the Employment Period and the Date of Termination into (ii) 365;

               (C) three times the sum of (x) the Executive's annual Base Salary at the rate in effect at the time Notice of Termination was given or, if higher, at the highest rate in effect at any time within the 90-day period preceding the Effective Date and (y) the highest of the total incentive compensation paid to the Executive for each of the last three full fiscal years of the Corporation during the Employment Period;

               (D) in the case of compensation previously deferred by the Executive, all amounts of such compensation previously deferred and not yet paid by the Corporation; and

               (E) an amount equal to the present value
(determined as provided in Section 280G(d)(4) of the Internal Revenue Code of 1986, as amended (the "Code")) amount of employer contributions that would have been made to the Executive's account pursuant to the Individual Account Retirement Plan and the Employee Stock Purchase and Savings Plan if the Executive had continued in the employ of the Corporation through the third anniversary of the Date of Termination, with compensation equal to the amounts set forth above in clause (C) and had the Executive continued to contribute to the Employee Stock Purchase and Savings Plan at the rate in effect on the Date of Termination.

          (ii)     The Corporation shall, promptly upon
submission by the Executive of supporting documentation, pay or reimburse to the Executive any costs and expenses (including moving and relocation expenses) paid or incurred by the Executive which would have been payable under Section 3(e) if the Executive's employment had not terminated.

          (iii) For the remainder of the Executive's life and that of his spouse, the Corporation shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs and policies described in Section 3(d) of this Agreement if the Executive's employment had not been terminated, as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter with respect to other key executives and their families (the "Medical Benefits").

          (iv) Until the earliest of (A) the day upon which the Executive begins new employment and is eligible for benefits,
(B) the third anniversary of the Effective Date, or (C) the Executive's Normal Retirement Date, the Corporation shall continue benefits to the Executive at least equal to those which would have been provided to him in accordance with the plans, programs and policies described in Section 3(f) of this Agreement, other than the Company's providing the Executive with a driver and club memberships, if the Executive's employment had not been terminated, as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter with respect to other key executives.

     6. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Corporation or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any stock option or other agreements with the Corporation or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Corporation or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

     7. Full Settlement. The Corporation's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation may have against the Executive or others. In no event shall the Executive be obligated to seek other employment by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. The Corporation agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Corporation or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof or as a result of any contest by the Executive concerning the amount payable pursuant to Section 8 of this Agreement, plus in each case interest, compounded quarterly, on the total unpaid amount determined to be payable under this Agreement, such interest to be calculated at a rate equal to 2% in excess of the prime commercial lending rate announced by Chase Manhattan Bank in effect from time to time during the period of such nonpayment.

     8. Certain Further Payments by the Company. In the event that any amount paid or distributed to the Executive pursuant to this Agreement (taken together with any amounts otherwise paid or distributed to the Executive in connection with a change of control referred to in Section 280G(b)(i)) are subject to an excise tax under Section 4999 of the Code or any successor or similar provision thereto (the "Excise Tax"), the Corporation shall pay to the Executive an additional amount such that, after taking into account all taxes (including federal, state, local and foreign income, excise and other taxes) incurred by the Executive on the receipt of such additional amount, the Executive is left with the same after-tax amount the Executive would have been left with had no Excise Tax been imposed.

     9. Noncompetition and Confidential Information. (a) During the Employment Period, and during a one-year period following any termination of his employment other than a termination by the Executive for Good Reason, the Executive shall not directly or indirectly compete with the Corporation (which shall be deemed as including any subsidiary or affiliate of the Corporation), whether as an individual proprietor or entrepreneur or as an officer, employee, partner, stockholder, or in any capacity connected with any enterprise, in any business in which the Corporation is engaged at the time of the termination of the Executive's employment, within any state or possession of the United States of America or any foreign country within which such business is then being conducted, or within which business is then specifically planned by the Corporation to be conducted.
For the purpose of the preceding sentence, conducting business, doing business, or engaging in business shall be deemed to embrace sales to customers or performance of services for customers who are within a relevant geographical area, without any necessity of any presence of the Corporation therein.
Nothing herein, however, shall prohibit the Executive from acquiring or holding any issue of stock or securities of any corporation which has any securities listed on a national securities exchange or quoted in the daily listing of over-the-counter market securities; provided that at any one time he and members of his immediate family do not own more than five (5%) percent of the voting securities of any such corporation.

       (b) The Executive shall hold in a fiduciary capacity for the benefit of the Corporation all secret or confidential information, knowledge or data relating to the Corporation or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Corporation or any of its affiliated companies and which shall not be public knowledge (other than by acts by the Executive or his representatives in violation of this Agreement). After termination of the Executive's employment with the Corporation, the Executive shall not, without the prior written consent of the Corporation, communicate or divulge any such information, knowledge or data to anyone other than the Corporation and those designated by it. In no event shall an asserted violation of the provisions of this
Section 9 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

     10. Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Corporation shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

     (b) This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors. Any successor to the Corporation shall, by an agreement in form and substance satisfactory to the Executive, expressly assume and agree to perform this Agreement in the same manner and to the same extent as the Corporation would have been required to perform.

     11. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

     (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Vincent A. Calarco
27 Forest Glen Drive
Woodbridge, CT  06525

If to the Corporation:

Crompton & Knowles Corporation
Benson Road
Middlebury, CT  06749

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

     (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

     (d) The Corporation may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

     (e) This Agreement contains the entire understanding of the Corporation and the Executive with respect to the subject matter hereof and supersedes all prior agreements between them with respect thereto, including without limitation, the employment agreement between the Company and the Executive dated March 5, 1985, as amended, but shall not supersede the Supplemental Retirement Agreement between the parties dated as of March 22, 1999.

     (f) As used in this Agreement, the term "affiliated companies" includes any company controlling, controlled by or under common control with the Corporation.

     IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Corporation has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.



                          /s/Vincent A. Calarco
                             VINCENT A. CALARCO





                             CROMPTON & KNOWLES CORPORATION


                             By:/s/Marvin H. Happel

                             Title: Vice President - Organization
                                    and Administration